Exhibit 10.93

FORM OF SHAREHOLDER TENDER AGREEMENT

SHAREHOLDER TENDER AGREEMENT (this “Agreement”), dated as of August 9, 2010, is by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), West Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and (“Shareholder”).

WHEREAS, Shareholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Common Stock, par value $0.001 (the “Company Common Stock”) of Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), set forth opposite the name of Shareholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Merger Agreement”), that provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Shareholder (i) is the record and/or beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock that Shareholder may acquire at any time in the future during the term of this Agreement, the “Shares”) set forth opposite Shareholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, deferred stock units, option (including any granted pursuant to a Company Stock Plan), or warrants to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b) Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c) This Agreement has been validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or Shareholder’s assets are bound. The consummation by Shareholder of the transactions contemplated hereby will not (i) violate any provision of any Order applicable to Shareholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Shareholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Shareholder of any of its obligations under this Agreement.

(e) The Shares and the certificates, if any, representing the Shares owned by Shareholder are now, and at all times during the term hereof will be, held by Shareholder, by a nominee or custodian for the benefit of Shareholder or by the Paying Agent for the Offer, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrance or restriction whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements that represent solely a financial interest in cash received upon sale of the Shares and (iii) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

(f) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement.

(g) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder (except for fees payable by the Company to Bank of America as advisor to the Company).

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Shareholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Merger Sub or (ii) require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (w) applicable requirements, if any, of (A) the Exchange Act, including, without limitation, the filing with the SEC of the Schedule TO, (B) the Washington Business Corporation Code (“WBCA”) to file the Articles of Merger or other appropriate documentation and (C) Nasdaq, (x) those required by the HSR Act, (y) the filing of customary applications and notices, as applicable with any Regulatory Authority, and (z) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Tender of the Shares.

(a) Unless the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated in accordance with its terms, Shareholder hereby agrees that it shall irrevocably, subject to the terms of this Agreement, tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably, subject to the terms of this Agreement, tendered, into the Offer promptly following, and in any event no later than the fifth (5th) Business Day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided, that Parent and Merger Sub agree that Shareholder may withdraw its Shares from the Offer at any time following the termination of this Agreement or as otherwise provided pursuant to this Section 3 or Section 9 hereof.

(b) Shareholder agrees that once the Shares are tendered into the Offer, Shareholder will not withdraw any Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or the Merger Agreement is terminated in accordance with its terms or (ii) this Agreement shall have been terminated in accordance with Section 9.

(c) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have under Chapter 23B.13 of the WBCA, and hereby agrees not to assert any such rights of appraisal or dissent.

(d) If this Agreement is terminated in accordance with its terms, the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated in accordance with its terms prior to the purchase of Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depositary or paying agent, including the Paying Agent, acting on behalf of Parent and Merger Sub, to return all tendered Shares to Shareholder.

(e) If the conditions to the Offer are satisfied or waived by Merger Sub pursuant to the terms of the Merger Agreement, Parent shall cause Merger Sub to purchase in accordance with the terms of the Offer the Shares that are tendered and not withdrawn.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Merger Agreement, Shareholder shall not: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

(b) Shareholder agrees that it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act) with respect to any shares of Company Common Stock, Company Options, Company Stock Awards or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement, provided, however, this Section 4(b) shall not apply if (i) the Offer shall have been terminated or withdrawn by Merger Sub or the Merger Agreement is terminated in accordance with its terms prior to the purchase of the Shares in the Offer or (ii) this Agreement shall have been terminated in accordance with Section 9.

(c) Notwithstanding the foregoing, Shareholder may make (a) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, and (b) as Parent may otherwise agree in writing in its sole discretion.

(d) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement, Shareholder agrees that any and all rights incident to his or her ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any shareholder or former shareholder of the Company), including but not limited to rights arising out of such Shareholder’s ownership of Shares prior to the transfer of such Shares to Merger Sub or Parent pursuant to the Offer or the Merger Agreement, shall be transferred to Merger Sub and Parent upon the transfer to Merger Sub or Parent of such Shareholder’s Shares.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Shareholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval, unless and until this Agreement terminates pursuant to Section 9, Shareholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to attend any meeting of the shareholders of the Company on behalf of such Shareholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of shareholders of the Company, and to vote all Shares beneficially owned or controlled by such Shareholder (the “Vote Shares”), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger, in which shareholders of the Company would receive aggregate consideration per share of Company Common Stock equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger and/or (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof, (B) any Company Takeover Proposal and any action in furtherance of any Company Takeover Proposal and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Shareholder under this Agreement.

(b) Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(c) Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Chapter 23B.07.220 of the WBCA. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Shareholder agrees that it shall vote its Shares in accordance with Section 5(a) above as instructed by Parent in writing.

SECTION 6. Company Takeover Proposals; Non-Solicitation.

(a) Company Takeover Proposals

(i) Shareholder will notify Parent and Merger Sub immediately following Shareholder’s learning of such if any Company Takeover Proposals are received by, or, in connection with any Company Takeover Proposal, any information is requested from or any negotiations or discussions are sought to be initiated or continued with, Shareholder or Shareholder’s employees, investment bankers, attorneys, accountants or other agents, if any, which notice shall include the identity of the Person making such information request or Company Takeover Proposal and the material terms and conditions of such Company Takeover or information request.

(b) No Solicitation.

(i) Shareholder shall not, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Company Takeover Proposal, (B) enter into any agreement with respect to any Company Takeover Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or access to the properties, books or records of the Company or any Company Entity in connection with, or otherwise cooperate with, any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal. Shareholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

SECTION 7. Directors and Officers. This Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of Company Common Stock, and not in such Shareholder’s capacity as a director, officer or employee of the Company or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 5 hereof.

SECTION 9. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) termination of the Merger Agreement in accordance with its terms or termination or withdrawal of the Offer by Merger Sub;

(ii) any extension of the closing of the Offer beyond the Outside Date;

(iii) the final expiration date of the Offer pursuant to the Merger Agreement, with or without acceptance of the tender of the Shares;

(iv) the Effective Time; or

(v) the mutual written consent of Parent and Shareholder.

(b) Upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, and (ii) Shareholder shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, their Shares pursuant to the Offer.

(c) Sections 10 and 13(e) hereof shall survive the termination of this Agreement.

SECTION 10. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 11. Public Announcements. Shareholder (in his capacity as a shareholder of the Company and/or signatory to this Agreement) shall not make any public announcement regarding this Agreement and the transactions contemplated hereby, except with the prior written consent of Parent or as required for Shareholder to comply its obligations under Rule 13(d) promulgated under the Exchange Act. Shareholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents; provided that, to the extent practicable, Shareholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 12. Adjustments. In the event of (a) any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that Shareholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Shareholder immediately following the effectiveness of the events described in clause (a) or Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Shares hereunder.

SECTION 13. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Shareholder, to:

with copies to:

Cooley LLP

Attention: Tom Coll

4401 Eastgate Mall

San Diego, CA

Telephone: 858-550-6013

Facsimile: 858-550-6420

If to Parent or Merger Sub, to:

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

Facsimile: (610) 558-9864

Attention: Caroline B. Manogue, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone:	(212) 735-3000
Facsimile:	(212) 735-2000
Attention:	Eileen T. Nugent, Esq.
Ann Beth Stebbins, Esq.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e) Governing Law, Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretations and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

(f) Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).

(g) Assignment. Prior to the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the consummation of the Merger, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly owned subsidiaries of Parent, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly owned subsidiaries of Parent; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

(l) No Recourse. Parent and Merger Sub agree that Shareholder (in his capacity as a shareholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(m) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:
Name:
Title:

WEST ACQUISITION CORP.

By:
Name:
Title:

[SHAREHOLDER]

By: